UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report: April 28, 2020
(Date of earliest event reported)

A. M. CASTLE & CO.
(Exact name of registrant as specified in its charter)

Maryland	1-5415	36-0879160
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1420 Kensington Road, Suite 220 Oak Brook, IL 60523
(Address of principal executive offices)

Registrant's telephone number including area code: (847) 455-7111

Not Applicable
(Former name or former address if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[X] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13 e-4(c) under the Exchange Act (17 CFR 240.13 e-4(c))
Securities registered pursuant to Section 12(g) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.01 Per Share	CTAM	OTCQX Best Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company [  ]
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

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Item 1.01 – Entry into a Material Definitive Agreement

Paycheck Protection Program Loan

On April 28, 2020, A.M. Castle & Co. (the “Company”) entered into an unsecured loan in the aggregate principal amount of $10.0 million (the “Loan”) with PNC Bank, National Association (the “Lender”) pursuant to the Paycheck Protection Program (the “PPP”) administered by the Small Business Administration (the “SBA”). The PPP is part of the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”) passed by the United States Federal Government to provide economic relief to U.S. companies impacted by the Novel Coronavirus Disease (COVID-19) pandemic, and it provides for forgivable loans to qualifying businesses in a maximum amount equal to the lesser of $10.0 million and 2.5 times the average monthly payroll expenses of the qualifying business. The Company qualified for the Loan under the “alternative size standard” promulgated under Section 3(a)(5) of the Small Business Act (15 U.S. Code § 632(a)(5)) with (i) a maximum tangible net worth of not more than $15M and (ii) average net income after Federal income taxes (excluding any carry-over losses) for the two full fiscal years preceding the application of not more than $5M. After taking into account, among other things, the disruptions to the Company’s business activities caused by the COVID-19 pandemic, its recapitalization transaction completed on March 27, 2020, its available, committed primary sources of liquidity, and its lack of access to alternative sources of liquidity, current economic conditions made this loan request necessary and appropriate to support the Company’s ongoing United States operations (approximately 580 employees at 11 locations) and avoid significant detriment to the Company’s business.

The Loan is evidenced by a Paycheck Protection Program Term Note, dated as of April 28, 2020 (the “Note”), in the principal sum of $10.0 million, between the Company, as the borrower, and the Lender. The Note matures on April 28, 2022, and bears interest at a fixed rate of 1.0 percent per annum, with the first six months of interest deferred. To the extent the Loan is not forgiven, the Loan is payable in 17 monthly payments commencing on November 16, 2020, and may be prepaid at any time prior to maturity with no prepayment penalties. The Loan is subject to customary events of default including the non-payment of principal or interest as and when due, which may result in the acceleration of all Loan amounts outstanding, the application of interest at a default rate and/or Lender’s exercise of any of the rights and remedies available under the Loan or under applicable law.

The proceeds of the Loan may only be used for payroll expenses, rent, utilities, mortgage interests, and interest on other pre-existing indebtedness (the “permissible purposes”). In order to obtain full or partial forgiveness of the Loan, the Company must request forgiveness and must provide satisfactory documentation in accordance with applicable SBA guidelines. The Company will be obligated to repay any portion of the principal amount of the Note that is not forgiven, together with interest accrued and accruing thereon at the rate set forth above, until such unforgiven portion is paid in full. The Company intends to use the Loan proceeds for permissible purposes only and to apply for forgiveness of the Loan in accordance with the terms of the CARES Act; however, the Company can provide no assurances that it will be eligible for forgiveness of the Loan, in whole or in part.

Under the terms of the CARES Act, the Loan, and interest accrued thereon, is forgivable, partially or in full, if certain conditions are met. The most significant of the conditions are:
•only amounts expended for permissible purposes during the eight week period following Loan disbursement on April 29, 2020 are eligible for loan forgiveness;
•of the total amount of expenditures for which forgiveness can be granted, at least 75% must be for payroll expenses, or a proportionate reduction of the maximum loan forgiveness amount will occur; and
•if there are reductions in headcount (or employee compensation is reduced by more than 25%) during the eight week period, a further reduction of the maximum loan forgiveness amount will occur.

The foregoing is only a summary of certain provisions of the Note and is qualified in its entirety by the full text of the Note, which is attached to this Current Report on Form 8-K as Exhibits 10.1 and incorporated herein by reference.

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Item 2.03 – Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Reference is made to the disclosure under Item 1.01 above which is hereby incorporated in this Item 2.03 by reference.

Item 9.01 – Financial Statements and Exhibits

(d) The following exhibit is filed herewith:

Exhibit Number	Description
10.1	Paycheck Protection Program Term Note, dated April 28, 2020, between A.M. Castle & Co. and PNC Bank, National Association

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

A.M. CASTLE & CO.

	By:	/s/ Jeremy Steele
May 1, 2020		Jeremy Steele
Senior Vice President, General Counsel & Secretary

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